Exhibit 2.2

Dated 6 August 2016

THE WARRANTORS

- and -

THE PURCHASER

WARRANTY DEED

RELATING TO THE SALE AND PURCHASE OF

CRISPS TOPCO LIMITED

THIS DEED is made on 6 August 2016

BETWEEN:

(1) The several persons whose names and addresses are set out in columns (1) and (2) of the table set out in Schedule 3 to this Deed (together the “Warrantors” and each a “Warrantor”); and

(2) THUNDERBALL BIDCO LIMITED, a company incorporated in England (registered no. 10309824), whose registered office is at 20-22 Bedford Row, London, WC1R 4JS (the “Purchaser”).

INTRODUCTION

(A) On the date of this Deed, the Purchaser has entered into the Sale and Purchase Agreement.

(B) In connection with entering into the Sale and Purchase Agreement each Warrantor has agreed to give the Warranties on the terms set out in this Deed.

(C) The Purchaser can only make a claim under the Warranties if Completion occurs in accordance with the terms of the Sale and Purchase Agreement.

IT IS AGREED:

1. INTERPRETATION

1.1 In this Deed, words and expressions defined and interpretations included in the Sale and Purchase Agreement have the same meanings and interpretations, unless the context requires otherwise.

1.2 In this Deed:

“2006 Act” means the Companies Act 2006;

“Accounts” means the audited consolidated accounts of the Group, prepared in accordance with Applicable Law, as consistently applied, for the financial year ended on the Accounts Date, a copy of which is contained in the Data Room;

“Accounts Date” means 1 April 2016;

“Acts” means the Companies Act 1985 and the 2006 Act;

“Applicable Law” means any applicable national, federal, supernational, state, regional, provincial, local or other statute, law, ordinance, regulation, rule code, guidance, order, published practice, judgment or decision of a governmental authority;

“Australian Business” means the business of producing and selling potato crisps, vegetable crisps and popcorn as carried on by the Australian Subsidiaries as at the date of this Deed;

“Australian Subsidiaries” means the subsidiary undertakings of the Company which are incorporated in Australia, details of which are set out in Schedule 4;

“Business” means the business of producing and selling potato crisps, vegetable crisps and popcorn as carried on by the Group as at the date of this Deed (which, for the avoidance of doubt, includes the Australian Business and the German Business);

“Business Day” means a day (other than a Saturday, Sunday or public holiday in England) when banks in the City of London are open for business;

“Claim” means any claim by the Purchaser against the Warrantors for any breach of the Warranties (and, for the avoidance of doubt, includes a Tax Warranty Claim but does not include a Tax Deed Claim (as defined in the Sale and Purchase Agreement));

“Code” means the United States Internal Revenue Code of 1986, as amended;

“Company” means Crisps Topco Limited, details of which are set out in Schedule 4;

“Completion” has the meaning given to it in the Sale and Purchase Agreement;

“Completion Date” has the meaning given to it in the Sale and Purchase Agreement;

“Confidential Information” means all technical, financial, commercial and other information of a confidential nature relating to the Business, including without limitation, trade secrets, know-how, inventions, product information, marketing and business plans, projections, internal affairs of the Group Companies, current and/or prospective suppliers and customers (including any customer or supplier lists) and any other person who has had material dealings with them;

“Consideration” has the meaning given to it in the Sale and Purchase Agreement;

“Data Room” means the Thunderball online data room hosted by Merrills;

“Disclosed” and “Disclosed Matter” both mean any fact, matter, event or circumstance which is Fairly Disclosed in the Disclosure Documents;

“Disclosure Documents” means the Disclosure Letter and the Transaction Documents;

“Disclosure Letter” means the letter from the Warrantors to the Purchaser executed and delivered immediately prior to the execution and delivery of this Deed containing disclosures against the Warranties;

“Dispute” has the meaning given in clause 16.2;

“EHS Consents” means all consents, licences, authorisations, permits, registrations or other approvals required under applicable EHS Laws;

“EHS Laws” means all or any international, European, national, civil or criminal law, common law, statute, statutory instrument, subordinate legislation, regulation, directive (including EC directives), ordinance, order, decree, injunction, treaty and the like concerning EHS Matters;

“EHS Matters” means harm to or the protection of the environment or human or animal health and safety, workplace conditions, nuisance, discharges, emissions, and releases of hazardous substances to the environment;

“Encumbrance” means any interest or equity of any person and any mortgage, charge (fixed or floating), lien, pledge, retention of title, option, right to acquire, right of pre-emption or other security interest of any kind and any agreement to create any of the foregoing;

“Equipment” has the meaning given to it in Part III of Schedule 1;

“Event” means any transaction, act, event, or occurrence of whatever nature, including without limitation the acquisition, disposal or realisation of any asset and the making of any claim, relevant for Tax purposes;

“Exchange Rate” means in relation to any currency to be converted into or from British pound sterling on a particular day for the purposes of this Deed, the spot rate of exchange (the closing mid-point) for that currency into or, as the case may be, from British pound sterling on the Business Day before such particular day as published in the London edition of The Financial Times first published thereafter or, where no such rate of exchange is published in respect of the Business Day before such particular day, at the rate quoted by www.oanda.com as at the close of business in London on such Business Day;

“Fairly Disclosed” means fairly disclosed, with sufficient detail to identify to the Purchaser the nature and scope of the matter disclosed;

“Fixed Asset Register” means the fixed asset registers contained in the Data Room folder 3.8 for each of (i) the German Business dated 31 March 2016 (ii) Glennans dated March 2016 (iii) the Group excluding the Australian Business, the German Business and Glennans dated 1 April 2016 and (iv) the Australian Business covering the period 1 April 2015 to 1 April 2016;

“Food” means any item or substance (including those of no nutritional value) used as ingredients in the preparation of food and the produce of such ingredients;

“Food Laws” means all or any international, European, national, civil or criminal law, common law, statute, statutory instrument, subordinate legislation, regulation, directive (including EC directives), ordinance, order, decree, injunction, treaty and the like concerning Food Matters;

“Food Matters” means any matter relating to the composition, contents, health or hygiene of Food or premises, plant, equipment or persons used or engaged in the manufacture, processing, storage, marketing or sale of Food;

“German Business” means the business of producing and selling potato crisps, vegetable crisps and popcorn as carried on by the German Subsidiaries as at the date of this Deed;

“German Subsidiaries” means the subsidiary undertakings of the Company which are incorporated in the Federal Republic of Germany, details of which are set out in Schedule 4;

“Group” means the Company and the Subsidiaries and references to “Group Company” and “member of the Group” shall be construed accordingly;

“Information Technology Systems” means the computer and data processing systems and related equipment and network equipment and/or computer software or programmes used by any member of the Group for the purposes of carrying on the Business;

“Intellectual Property Rights” means patents, trade marks, trade names, domain names, service marks, design rights, copyright, database rights, Confidential Information and other intellectual property rights, in each case whether registered or unregistered and including applications for the grant of any such rights everywhere in the world;

“Investment Agreement” has the meaning given to it in the Sale and Purchase Agreement;

“IPR Agreements” means any agreement, understanding, commitment or arrangement (oral or written) pursuant to which any Group Company grants rights to use, license or otherwise exploit its Intellectual Property Rights or pursuant to which any Group Company is granted rights to use, license or otherwise exploit a third party’s Intellectual Property Rights;

“Locked Box Date” means 1 April 2016;

“Management Accounts” means the unaudited financial statements of the Group prepared on a 4, 4, 5 weekly basis each quarter for the period from the Accounts Date to 30 June 2016, copies of which are contained in the Data Room;

“MWD Side Letter” means each of the side letters addressed to each of the Warrantors, in the form agreed by Crisps Holdings Limited and the Warrantors’ Representative, delivered to each of the Warrantors (respectively) by the Purchaser on the date of this Agreement, setting out each Warrantor’s respective liability cap for which he/she will be liable pursuant to paragraph 3.1 of Schedule 2 of this Agreement;

“No Claims Declaration” shall have the meaning given to it in the W&I Policy;

“Notice” has the meaning given to it in clause 10.1;

“Party” means a party to this Deed and includes a reference to that party’s successors and permitted assigns and “Parties” means all of them;

“Proceedings” has the meaning given to it in clause 11;

“Properties” means the properties of the Group, details of which are set out in Schedule 5, and “Property” shall mean any one of them;

“Purchaser’s Group” has the meaning given to it in the Sale and Purchase Agreement;

“Relevant Proportion” has the meaning given to it in paragraph 3.2 of schedule 2;

“Relief” means any relief, loss, exemption, allowance, set-off, deduction or credit relevant to the computation of any liability to make a payment of or relating to Tax and any right to repayment of Tax;

“Representation” has the meaning given to it in clause 8.1;

“Restricted Period” means the period of:

(a) 12 months after the Completion Date for Janice Bennett; and

(b) 24 months after the Completion Date for all Warrantors excluding Janice Bennett;

“Sale and Purchase Agreement” means the sale and purchase agreement dated on the date of this Deed between, among others, the Warrantors and the Purchaser;

“Sanctioned Country” means any jurisdiction that is subject to Sanctions;

“Sanctions” means any trade sanction implemented in the European Union (including, without limitation, under Article 215 of the Treaty on the Functioning of the European Union) or appearing on the list maintained by the US Office of Foreign Assets Control (OFAC);

“Saving” has the meaning given to it in paragraph 20.1 of Schedule 2;

“Securities” has the meaning given to it in the Sale and Purchase Agreement;

“Senior Employee” means an employee of a Group Company whose basic gross salary is in excess of £60,000 per annum or who is acting at management grade;

“Shares” has the meaning given to it in the Sale and Purchase Agreement;

“Subsidiaries” means the subsidiary undertakings of the Company, details of which are set out in Schedule 4;

“Tax” means any tax, and any duty, contribution, impost, levy or charge in the nature of tax, and any fine, penalty, surcharge or interest connected therewith, including (without prejudice to the foregoing) corporation tax, advance corporation tax, income tax (including tax falling to be deducted or withheld from or accounted for in respect of any payment), national insurance and social security contributions, capital gains tax, inheritance tax, value added tax, customs excise and import duties, stamp duty, stamp duty reserve tax, stamp duty land tax, insurance premium tax, air passenger duty, landfill tax, petroleum revenue tax, advance petroleum revenue tax, gas levy or tonnage tax;

“Tax Authority” means any Tax or other authority (whether within or outside the United Kingdom) which is competent to assess, administer or collect Tax;

“Tax Policy” means the tax insurance policy contained at document 12.9 of the Data Room;

“Tax Statute” means any statute, statutory instrument, decree, order, enactment, law, directive or regulation providing for or imposing any Tax;

“Tax Warranty Claim” shall have the meaning given to it in Schedule 2 paragraph 1.2;

“Transaction” has the meaning given to it in the Sale and Purchase Agreement;

“Transaction Documents” has the meaning given to it in the Sale and Purchase Agreement;

“US Transfer Agreement” has the meaning given to it in the Sale and Purchase Agreement;

“VAT” means value added tax as provided for in the VATA 1994 and any other Tax of a similar nature;

“VATA 1994” means the Value Added Tax Act 1994;

“W&I Insurer” means Allied World Assurance Company (Europe) Limited, the insurer of the W&I Policy;

“W&I Policy” means the warranty and indemnity policy in respect of the Transaction underwritten by the W&I Insurer;

“Warrantor’s Cap” has the meaning given to it in paragraph 3.1 of Schedule 2;

“Warrantor Pool” has the meaning given to it in clause 1.6;

“Warrantors’ Representatives” has the meaning given to it in clause 3.1; and

“Warranty” means any warranty set out in Schedule 1, and “Warranties” shall be construed accordingly.

1.3 Unless the context requires otherwise, references in this Deed to:

(a) any reference to one of the genders shall include a reference to the other genders;

(b) the singular shall include the plural and vice versa;

(c) a “person” shall include a reference to any natural person, body corporate, unincorporated association, partnership and trust (in each case whether or not having separate legal personality);

(d) a “company” shall include any company, corporation, or other body corporate, wherever and however incorporated or established;

(e) any statute or statutory provision shall be deemed to include any instrument, order, regulation or direction made or issued under it and shall be construed so as to include a reference to the same as it may have been, or may from time to time be, amended, modified, consolidated, re-enacted or replaced except to the extent that any amendment or modification made after the date of this Deed would increase any liability or impose any additional obligation upon the Warrantors under this Deed;

(f) any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, statute, court, official or any legal concept or thing shall, in respect of any jurisdiction other than that of England, be deemed to include the corresponding or most similar term in that jurisdiction to the English legal term;

(g) a particular government or statutory authority shall include any entity which is a successor to that authority;

(h) any time or date shall be construed as a reference to the time or date prevailing in England;

(i) “material” or “materially” shall be construed as a reference to materiality in the context of the Business as a whole and references to material adverse effect on the financial position and/or financial performance of the Business as a whole; and

(j) any reference to something being “in writing” or “written” shall include a reference to that thing being produced by any legible and non-transitory substitute for writing or partly in one manner and partly in another.

1.4 The headings in this Deed are for convenience only and shall not affect its meaning. References to a “clause”, “Schedule” or “paragraph” are (unless otherwise stated) to a clause of and Schedule to this Deed and to a paragraph of the relevant Schedule. The Schedules form part of this Deed and shall have the same force and effect as if expressly set out in the body of this Deed. Any reference to this Deed includes the Schedules.

1.5 The knowledge, awareness or belief of the Purchaser (or an expression of similar import) shall be deemed to be a reference to the actual knowledge, awareness or belief of each member of the board of directors of Amplify Snack Brands, Inc. as at the date of this Deed (excluding, in each case, any implied or constructive knowledge) without making any enquiry.

1.6 Where any Warranty is qualified by the expression “so far as the Warrantors are aware” (or an expression of similar import), the knowledge, awareness or belief of each of:

(a) David Milner, Joanne Jones, Michael Hedges, Stuart Telford and Janice Bennett (together, the “Warrantor Pool”) shall be limited to (i) the facts, matters or circumstances of which each of the other members of the Warrantor Pool, Andrew Blain, Jochen Krumm and Brendan Harris is actually aware, and (ii) the knowledge of such facts, matters or circumstances a member of the Warrantor Pool would have had having made all reasonable enquiry of each of the other Warrantors and Brendan Harris at the date of this Deed; and

(b) Andrew Blain and Jochen Krumm shall be limited to (i) the facts, matters or circumstances of which he is actually aware, and (ii) the knowledge of such facts, matters or circumstances each of Andrew Blain and Jochen Krumm would have had having made all reasonable enquiry of each of the other Warrantors and Brendan Harris at the date of this Deed.

1.7 Any reference to £ is to British pounds sterling;

1.8 References in any Warranty to any monetary sum expressed in British pound sterling shall, where such sum is referable in whole or part to a particular jurisdiction, be deemed to be a reference to an equivalent amount in the local currency of that jurisdiction translated at the Exchange Rate on the date of this Deed.

1.9 Where it is necessary to determine whether a monetary limit or threshold set out in paragraph 3 or paragraph 4 of Schedule 2 has been reached or exceeded (as the case may be) and the value of the relevant Claim or any of the relevant Claims is expressed in a currency other than British pound sterling, the value of each such Claim shall be translated into British pound sterling by reference to the Exchange Rate on the date that written notification is sent to the Warrantors from the Purchaser in accordance with paragraph 2 of Schedule 2 of the existence of such Claim or, if such day is not a Business Day, on the Business Day immediately preceding such day.

1.10 A procuring obligation, where used in relation to a party to this Deed (or any one or more of them), means that such party severally undertakes to exercise its voting rights and use any and all powers vested in it from time to time as a shareholder, director, officer or employee or otherwise in or of the Company or any other member of the Group or other entity (as relevant) to ensure compliance with that obligation so far as it is reasonably able to do so, whether acting alone or (to the extent that it is lawfully able to contribute to ensuring such compliance collectively) acting with others.

2. WARRANTIES

2.1 Subject to and conditional upon Completion:

(a) each member of the Warrantor Pool severally (and not jointly or jointly and severally) warrants to the Purchaser that each Warranty is true, accurate and not misleading as at the date of this Deed; and

(b) Andrew Blain warrants to the Purchaser that in respect of the Australian Business only, each Warranty is true, accurate and not misleading as at the date of this Deed (and references in this Deed to the “Business” in respect of Andrew Blain shall be construed as relating to the Australian Business only); and

(c) Jochen Krumm warrants to the Purchaser that in respect of the German Business only, each Warranty is true, accurate and not misleading as at the date of this Deed (and references in this Deed to the “Business” in respect of Jochen Krumm shall be construed as relating to the German Business only).

2.2 Each Warranty is given subject to the Disclosed Matters and to the limitations in Schedule 2, provided that none of the provisions of Schedule 2 shall apply to any Warrantor if that Warrantor fraudulently or dishonestly makes or omits to make a disclosure in the Disclosure Letter in such a way to render any Warranty (when read with the Disclosure Letter) misleading or deceptive.

2.3 The Warranties are separate and independent and are not limited or restricted by reference to or inference from the terms of any other provision of this Deed or any other Warranties.

2.4 Subject to clause 2.1, except for the Warranties set out at paragraphs 5 and 6 of Part I of Schedule 1 each Warranty which is expressed to be given in relation to the Company shall also be deemed to be given in relation to each of the Subsidiaries as if it had been repeated to each such member naming it in place of the Company throughout.

2.5 In applying (in accordance with clause 2.4) any Warranty to any Subsidiary which is not a company incorporated in England or to any person or Property which is not located in England, any reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, Tax or any legal concept of thing shall be deemed to include what most nearly approximates that English legal term in the relevant jurisdiction and any reference to any English statute, regulation, order or other statutory provision shall be deemed to include what nearly approximates that statute, regulation, order or other statutory provision in the relevant jurisdiction.

2.6 Each Warrantor agrees with the Purchaser:

(a) that the giving by any Group Company and/or any of their respective officers, employees, contractors, agents or advisers (past or present) to the Warrantors (or any of them) or their agents or advisers (past or present) of any information or opinion in connection with the Warranties or the Disclosure Documents or otherwise in relation to the business or affairs of any Group Company or in connection with the negotiation and preparation of this Deed or the Disclosure Documents shall not be deemed to be a representation, warranty or guarantee to the Warrantors of the accuracy of such information or opinion;

(b) to waive any right or claim which he may have against any Group Company and/or any of their respective officers, employees, agents or advisers for any error, omission or misrepresentation in any such information or opinion; and

(c) that any such right of claim shall not constitute a defence to any claim by the Purchaser under or in relation to this Deed.

2.7 Subject always to clause 2.1 above, the Warranties shall continue in full force and effect notwithstanding Completion.

2.8 The Purchaser confirms to the Warrantors that, apart from any Disclosed Matter, it is not aware of any fact, matter, event or circumstance which, as far as the Purchaser is aware, actually constitutes a breach of the Warranties as at the date of this Deed.

2.9 For the avoidance of doubt, no Warranty is given in relation to any information or expression of opinion, intention or expectation or any forecast or projection contained or referred to in the Disclosure Documents.

3. WARRANTORS’ REPRESENTATIVE

3.1 Each Warrantor hereby appoints David Milner and Joanne Jones, acting jointly, to be the Warrantors’ representatives (together with any replacement appointed pursuant to clause 3.3, the “Warrantors’ Representatives”) and authorises them to take all such actions (but only such actions) as this Deed expressly provides to be taken by the Warrantors’ Representatives and to receive such notices as this Deed expressly provides may be given to the Warrantors’ Representatives.

3.2 The Purchaser may rely, without enquiry, upon any action of the Warrantors’ Representatives as the act of the Warrantors in all matters referred to in this Deed as being carried out by the Warrantors’ Representatives, provided that the Parties expressly agree that the Warrantors’ Representatives shall not have the power or authority to negotiate, agree or settle any matter relating to a Claim on behalf of any Warrantor without the prior express written authorisation of that Warrantor.

3.3 The Warrantors may at any time appoint different persons to act as Warrantors’ Representatives and the Warrantors’ Representatives may elect no longer to act as such, provided that in each such case, the Warrantors appoint one or more replacements and give written notice to the Purchaser within five Business Days of such new appointment. Any person or persons from time to time appointed as a Warrantors’ Representative may be removed or replaced at any time by a majority in number of the Warrantors notifying such change in writing to the Purchaser. The Warrantors undertake that at least one Warrantors’ Representative shall be appointed at all times.

3.4 Each Warrantor agrees that the Warrantors’ Representatives owe no responsibility, duty of care or liability whatsoever in connection with their appointment as Warrantors’ Representatives and accordingly, except in the case of fraud or dishonesty, the Warrantors’ Representatives shall not be liable to any Warrantor for any act or omission in connection with the performance by them of any of their duties, functions or role as Warrantors’ Representatives pursuant to this Deed. Each Warrantor agrees not to bring any action or claim against the Warrantors’ Representatives in connection with their appointment as Warrantors’ Representatives and/or in relation to any action which the Warrantors’ Representatives have taken or omitted to take in the past or may in the future take or omit to take in their capacity as Warrantors’ Representatives, except in the case of fraud or dishonesty.

3.5 Each Warrantor covenants to pay each of the Warrantors’ Representatives an amount in respect of all losses, costs, damages, expenses (including professional fees) and any other liabilities that may be incurred by them as a result of the performance of his duties, functions and role as the Warrantors’ Representatives under this Deed, provided that the Warrantors’ Representatives shall not be entitled to any payment as a result of such covenant in respect of any matter where his actions or inactions are fraudulent or dishonest or in breach of this Deed.

4. PRESERVATION OF INFORMATION

Without prejudice to the provisions of clause 17.1 of the Sale and Purchase Agreement, the Purchaser shall, and shall procure that each member of the Group will, preserve all documents, records, correspondence, accounts and other information whatsoever which, in the reasonable opinion of the Purchaser taking into account the requirements under the W&I Policy, are relevant to a matter which may give rise to a claim under any Warranty. The obligation under this clause 4 shall cease to apply on the date which falls three years after the Completion Date except in circumstances where a Claim has been notified within the relevant time limit in which case such information shall be preserved until such date as the Claim has been settled or determined (within the meaning of paragraph 1.1 of Schedule 2).

5. PROTECTIVE COVENANTS

5.1 In order to confer upon the Purchaser the full benefit of the Business and goodwill of the Group, each Warrantor covenants severally with the Purchaser and each Group Company that he shall not during the Restricted Period directly or indirectly:

(a) (other than in accordance with the usual and ordinary course of his continuing employment with a Group Company) be engaged, concerned or interested in carrying on any business which is in direct competition with the business carried on by a Group Company at Completion in any jurisdiction in which a Group Company operates at Completion; or

(b) solicit or entice away, or offer employment to, or employ or offer to conclude any contract of services (or seek to do any of the foregoing) with any person who is at Completion a director or Senior Employee of a Group Company, whether or not such person would commit a breach of his employment contract by reason of leaving service; or

(c) solicit or attempt to solicit away from a Group Company the custom or business of any firm or company who is at the Completion Date, or who has been at any time during the period of 12 months prior to the Completion Date, a material customer of a Group Company; or

(d) interfere with or seek to interfere with the continuance of supplies to any Group Company (or the terms relating to those supplies) from any supplier who is or has been supplying goods or services to any Group Company at any time during the 12 months immediately preceding the Completion Date.

5.2 The restrictions in clause 5.1(a) shall not prevent any Warrantor from holdings shares in a listed company which confer not more than 5% of the votes which could normally be cast at a general meeting of that company.

5.3 Each of the restrictions in each paragraph or sub-clause above shall be enforceable independently of each of the others and its validity shall not be affected if any of the others is invalid.

5.4 If any of those restrictions is void but would be valid if some part of the restriction were deleted, the restriction in question shall apply with such modification as may be necessary to make it valid.

5.5 The covenants in this clause may with the prior written consent of the Purchaser be enforced by any Group Company against a Warrantor under the Contracts (Rights of Third Parties) Act 1999. The provisions of this clause may be varied or terminated by agreement between a Warrantor and the Purchaser (and the Purchaser may also release or compromise in whole or in part any liability in respect of rights or claims contemplated by this clause) without the consent of any Group Company.

5.6 Each Party acknowledges that each of the restrictions in this clause 5 is no more extensive than is reasonable and necessary to protect the interests of the Purchaser as the buyer of the Securities. Each Warrantor confirms that it has received legal advice in relation to the terms of this clause 5.

6. GENERAL

6.1 Subject to clause 5.5, a variation of this Deed shall be valid only if it is in writing and signed by or on behalf of the Purchaser and the Warrantors’ Representatives.

6.2 Any payment made by a Warrantor to the Purchaser in respect of a claim under this Deed shall (to the extent legally possible) be treated by the Purchaser and such Warrantor as a reduction of the Consideration received by such Warrantor pursuant to the Sale and Purchase Agreement.

6.3 Save as otherwise provided herein or as required by law, any payment to be made by any Party under this Deed shall be made in full without any set-off, restriction, condition or deduction for or on account of any counterclaim.

6.4 The liability of each of the Warrantors under this Deed is several (and not joint or joint and several) and no Warrantor shall have any liability for any act or omission of any other Warrantor.

6.5

(a) Subject to clause 6.5(c), any Group Company and/or any of its respective officers, employees, agents or advisers may enforce the terms of clauses 2.6 and 5 pursuant to the Contracts (Rights of Third Parties) Act 1999.

(b) Except as provided in clauses 5.5 and 6.5(a) the parties do not intend this Deed or any part of it to be enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to this Agreement, but this shall not affect any other right or remedy of a third party that is available or exists apart from under that Act.

(c) Subject to clause 5.5 and notwithstanding the provisions of clause 6.5(a), the Purchaser and the Warrantors’ Representatives may agree to vary this Deed in accordance with clause 6.1 without the consent of the persons mentioned in clause 6.5(a).

6.6 Nothing in this Deed shall entitle the Warrantors to have access to any information or documents of the Purchaser which are protected by legal professional privilege or litigation privilege.

7. W&I INSURANCE

7.1 The Purchaser shall:

(a) at the date of this Deed, execute and deliver to the W&I Insurer the W&I Policy;

(b) at the date of this Deed, execute and deliver to the W&I Insurer an electronic PDF copy of the No Claims Declaration;

(c) within 20 Business Days of Completion, deliver to the W&I Insurer a CD Rom incorporating a full, indexed copy of the Data Room; and

(d) within 20 Business Days of Completion, pay the Premium (as defined in the W&I Policy) to the W&I Insurer in cleared funds.

7.2 The Purchaser irrevocably and unconditionally undertakes and covenants to the Warrantors that it shall, and shall procure that each member of the Purchaser’s Group shall, comply with all the provisions of the W&I Policy which affect the validity of the W&I Policy including, but not limited to, its obligations to:

(a) notify the W&I Insurer of any Warranty Claim or potential Warranty Claim;

(b) mitigate its loss; and

(c) maintain adequate records, in each case in accordance with the terms of the W&I Policy.

7.3 The Purchaser irrevocably and unconditionally undertakes and covenants with the Warrantors that it shall, and shall procure that each member of the Purchaser’s Group shall:

(a) not take or omit to take any action which has the effect of invalidating the W&I Policy (or any Warranty Claim to which the W&I Policy relates); or

(b) not amend, vary or terminate the W&I Policy without the prior written approval of the Warrantor’s Representative.

7.4 The Purchaser shall procure that, in respect of any liability which the Warrantors may have in respect of any Warranty Claims, it shall pursue or procure the pursuit of recovery of such Warranty Claim in good faith under the W&I Policy and shall exhaust each and every right of action and remedy reasonably available to it under the W&I Policy relating to such right of recovery.

7.5 The Warrantors shall not be required to make any payment whatsoever in respect of any Warranty Claim during any period when any member of the Purchaser’s Group has a right of recovery under the W&I Policy unless and until the Purchaser has complied with its obligations under clause 7.4 and, for the avoidance of doubt, in so far as the Purchaser recovers any amount in respect of a Warranty Claim under or pursuant to the W&I Policy, the Warrantor shall have no liability under this Deed to pay any amount to the Purchaser or any other member of the Purchaser’s Group in respect of the deductible which the Purchaser has not been able to so recover. For the avoidance of doubt, nothing in the preceding sentence of this clause 7.5 shall limit or prejudice the Purchaser’s ability to give a notice of Claim in accordance with the provisions of paragraph 2 of Schedule 2.

7.6 If the W&I Policy should lapse or cease to provide (or the Warrantors reasonably believe that it shall cease to provide) by reason of the likely, pending or actual insolvency of the W&I Insurer, the relevant insurance coverage at any time the Purchaser shall provide the Warrantors with all assistance (at the cost of the Warrantors) as they may reasonably require to source and place a substitute policy (at the cost of the Warrantors) in respect of such required coverage.

7.7 The Purchaser shall procure that, during the policy term of the W&I Policy, any person that acquires more than 50% of the assets (based on fair market value) of the Group to whom the Purchaser assigns its rights or interest or transfers its obligations under the W&I Policy shall adhere to the terms of this Deed.

8. ENTIRE AGREEMENT

8.1 In this clause 8, the following definition applies:

“Representation” means an assurance, commitment, condition, covenant, guarantee, promise, forecast, indemnity, representation, statement, undertaking or warranty of any sort whatsoever (whether contractual or otherwise, oral or in writing, implied or otherwise, or made negligently or otherwise).

8.2 This Deed and the other Transaction Documents constitute the whole agreement between the Parties about the subject matter of this Deed and in relation to such subject matter, supersede any arrangements, understanding or previous agreement between the Parties and all earlier Representations by any Party.

8.3 The Parties acknowledge that in entering into this Deed no party has relied on, and no party shall have any remedy in respect of, any Representation other than as expressly set out in this Deed or any of the other Transaction Documents.

8.4 Nothing in this Deed shall have the effect of limiting or excluding any liability arising from fraud.

9. ASSIGNMENT

9.1 Except as provided in this clause 9, no Party may assign, transfer, declare a trust of the benefit of or in any other way alienate any of its rights under this Deed whether in whole or in part without the consent of the Warrantors’ Representatives (in respect of any assignment by the Purchaser) or the Purchaser (in respect of any assignment by a Warrantor). Any purported assignment in contravention of this clause 9 shall be void.

9.2 The Purchaser may assign (in whole or in part) the benefit of this Deed to any other member of the Purchaser’s Group, provided that if such assignee ceases to be a member of the Purchaser’s Group, all benefits relating to this Deed assigned to such assignee shall be deemed automatically by that fact to be re-assigned to the agreement immediately before such cessation.

9.3 The Purchaser or any member of the Purchaser’s Group may charge and/or assign (in whole or in part) the benefit of this Deed to any person providing debt financing and/or hedging facilities to the Purchaser or any member of the Purchaser’s Group or to any security agent or any person or persons acting as trustee, nominee or agent for any such person by way of security for the facilities being made or to be made available to the Purchaser or member of the Purchaser’s Group and any such person, security agent, trustee, nominee or agent may also, in the event of enforcement of such security in accordance with its terms, assign the benefit of such obligations and rights to a purchaser or assignee who acquires the Company or all or part of its business from that person, security agent, trustee, nominee or agent (or any receiver appointed by any of them).

9.4 If an assignment is made in accordance with this clause 9, the liabilities or obligations of the Parties under this Deed shall be no greater than such liabilities or obligations would have been had the assignment not occurred.

10. NOTICES

10.1 A notice or other communication under or in connection with this Deed (a “Notice”) shall be:

(a) in writing;

(b) in the English language; and

(c) delivered personally by hand or sent by first class post or pre-paid recorded delivery (or air mail if overseas) or by email to the Party due to receive the Notice to:

(i) in the case of the Purchaser, at the following address: 500 West 5th St., Suite 1350, Austin, TX 78701, marked for the attention of Tom Ennis and copied to Richard Lever (RLever@goodwinlaw.com) (such copy not in itself constituting valid service of such notice);

(ii) in the case of a Warrantor, either:

(A) the relevant address set out in column (2) of Schedule 3 and copied to the Warrantors’ Representatives and Travers Smith LLP, 10 Snow Hill, London EC1A 2AL marked for the attention of Ian Shawyer (ian.shawyer@traverssmith.com) and Lucie Cawood (lucie.cawood@traverssmith.com) (such copies not in themselves constituting valid service of such notice); or

(B) to the Warrantors’ Representatives at the relevant address set out in column (2) of Schedule 3 and copied to Travers Smith LLP, 10 Snow Hill, London EC1A 2AL marked for the attention of Ian Shawyer (ian.shawyer@traverssmith.com) and Lucie Cawood (lucie.cawood@traverssmith.com) (such copy not in itself constituting valid service of such notice); or

(iii) another address or person specified by that Party by not less than seven days’ written notice to the other parties received before the Notice was despatched.

10.2 Unless there is evidence that it was received earlier, a Notice is deemed given if:

(a) delivered personally, when left at the address referred to in clause 10.1(c) above;

(b) sent by mail, except air mail, two Business Days after posting it;

(c) sent by air mail, six Business Days after posting it; and

(d) sent by email, when the email is sent, provided that a copy of the Notice is sent by another method referred to in this clause 10 within three Business Days of sending the email, provided that in each case where delivery by hand occurs after 6:00 p.m. on a Business Day or a day which is not a Business Day, service shall be deemed to occur at 9:00 a.m. on the next following Business Day.

10.3 Service of any notice or other communication on the last known Warrantors’ Representatives shall be deemed to constitute valid service thereof on all or any of the Warrantors.

10.4 This clause 10 shall not apply in relation to the service of any claim, form, notice, order, judgment or other document relating to or in connection with any Proceedings.

11. AGENT FOR SERVICE

Each of Andrew Blain and Jochen Krumm irrevocably appoints the Warrantors’ Representatives as his agent to receive and acknowledge on its behalf service of any writ, summons, order, judgment or other notice in connection with any proceeding, suit or action arising out of or in connection with this Deed in England and Wales (“Proceedings”) and the Warrantors’ Representatives agree to provide notice to Andrew Blain and/or Jochen Krumm (as applicable) informing them that such service documents have been issued in connection with Proceedings following receipt and copies of such documentation. If the agent named above (or its successor) at any time ceases for any reason to act as such or have an address in England or Wales, each of Andrew Blain and Jochen Krumm shall appoint a replacement agent having an address for service in England or Wales and shall notify the Purchaser of the name and address of the replacement agent. Failing such appointment and notification, the Purchaser shall be entitled by notice to the Warrantors’ Representatives to appoint a replacement agent to act on behalf of Andrew Blain and Jochen Krumm. This clause 11 applying to service on an agent applies equally to service on a replacement agent. Each of Andrew Blain and Jochen Krumm further agrees that any Proceedings shall be sufficiently served on him if delivered to such agent for service at its address for the time being in England or Wales whether or not such agent gives notice thereof to Andrew Blain and Jochen Krumm.

12. UNITED STATES TAX COOPERATION

The Warrantors shall after the date hereof and prior to the Completion Date provide such information and assistance as the Purchaser may reasonably request so as to determine (i) the tax basis, for U.S. federal income tax purposes, of any “United States property” (as defined in Section 956(c) of the Code) of the Company and the Subsidiaries and/or (ii) the projected amount of “subpart F income” as defined in Section 952 of the Code that shall have arisen to the Company and the Subsidiaries as of the Completion Date.

13. INVALIDITY

If any provision of this Deed is held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intent of the Parties. Subject to the previous sentence, the illegality, invalidity or unenforceability of any provision of this Deed shall not affect the validity or enforceability of any other provision of this Deed.

14. DELIVERY

This Deed is delivered on the date written at the start of this Deed.

15. COUNTERPARTS

This Deed may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same agreement.

16. GOVERNING LAW AND JURISDICTION

16.1 This Deed and all non-contractual or other obligations arising out of or in connection with it are governed by and construed in accordance with English law.

16.2 The courts of England have exclusive jurisdiction to settle any dispute arising from or connected with this Deed (a “Dispute”) including a dispute regarding the existence, validity or termination of this Deed, relating to any non-contractual or other obligation arising out of or in connection with this Deed or the consequences of its nullity.

16.3 The Parties agree that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that they will not argue to the contrary.

SCHEDULE 1

WARRANTIES

I	Constitution and Corporate Structure

II	Accounts

III	Assets

IV	Liabilities and Grants

V	Trading Arrangements

VI	Compliance and Litigation

VII	Insolvency

VIII	Intellectual Property and Information Technology

IX	Officers and Employees

X	Pensions

XI	Property

XII	Environment

XIII	Food Matters

XIV	Tax

XV	Related Party Transactions

XVI	Other Agreements

XVII	Data Protection

Part I – Constitution and Corporate Structure

1. Memorandum and articles of association

The copy of the memorandum and articles of association of the Company contained in the Disclosure Documents are accurate and complete and set out in full the rights and restriction attaching to the shares.

2. Register of members

The register of members of the Company contained in the Disclosure Documents contains an accurate and complete record of the current members of the Company and the Company has not received any written notice (which is still current) that the register is incorrect or incomplete or should be rectified.

3. Statutory books and records

The statutory books and records of the Company are up to date, in its possession or control, are a complete and accurate record, in all material respects, of all matters required by Applicable Law to be recorded or registered therein. The Company has not received any written notice (which is still current) that any of them is incorrect or incomplete or should be rectified.

4. Compliance

4.1 Due compliance has been made with the constitutional documents of the Company, the Acts and all other Applicable Law in connection with:

(a) the formation of the Company;

(b) any allotment, issue, purchase or redemption of shares, debentures or other securities in the Company;

(c) any reduction of the authorised or issued share capital of the Company;

(d) any amendment to the memorandum or articles of association of the Company;

(e) the passing of any resolutions by the Company;

(f) the payment of any dividends or other distributions by the Company; and

(g) any financial assistance in connection with any acquisition of the Company’s share capital or the share capital of its holding company.

4.2 All resolutions, annual returns/confirmation statements and other documents required to be delivered to the Registrar of Companies or to any other governmental or regulatory body or to any local authority have been properly prepared in accordance with Applicable Laws and filed and are true and complete.

5. Company and Subsidiaries

5.1 Each Group Company is duly incorporated and validly exists under the laws of its jurisdiction of incorporation and has all requisite power and authority to own, lease and operate the properties and assets it now owns, leases and operates and to carry on its business.

5.2 The Subsidiaries are the only subsidiary undertakings of the Company.

5.3 The entire issued share capital of the Subsidiaries are legally and beneficially held by the Company (or a Subsidiary) free from all Encumbrances.

5.4 Other than the Subsidiaries, the Company does not own (and has not agreed to acquire) any shares, securities, debentures or other interest in the capital of any other company, in each case whether directly or indirectly.

5.5 The information in Schedule 4 of this Deed is complete and accurate in respect of each of the Group Companies.

5.6 The Data Room contains complete and accurate details of the terms of any share and business acquisitions and disposals undertaken by a Group Company in the last six years and no Group Company has any outstanding liability in respect of such acquisition or disposal (including any deferred consideration and/or other price adjustment mechanisms).

6. Share Capital

6.1 Following the Reserved Share Allocation and the Deferral Process, the Shares will represent the entire allotted and issued share capital of the Company.

6.2 Other than pursuant to the Transaction Documents, the Reserved Share Allocation and the Deferral Process, no person has the right to call for the allotment, conversion, redemption, issue, sale or transfer of any of the Shares or the share or loan capital or other securities of the Company or any Subsidiary.

6.3 The Shares and the shares in each Subsidiary have been properly and validly allotted and issued and are each fully paid.

6.4 All of the shares or interests, as the case may be, issued by a Group Company at any given time were subscribed or transferred or otherwise disposed of at a price equal to at least their unrestricted market value at the time of their issue or transfer. All contributions have been made in compliance with Applicable Laws and have not been repaid or returned, in whole or in part, whether open or disguised, directly or indirectly, and there have been no payments or transactions in breach of Section 30 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung) or similar law applicable to any Group Company. There are no obligations to make further contributions.

7. Powers of Attorney

The Company has not delegated any powers under a power of attorney which remains in effect and no person has authority (express or implied) to enter into any contract or commitment or to do anything on behalf of the Company (other than any ostensible or implied authorities to directors or employees and consultants to enter into routine contracts in the normal course of their duties).

Part II – Accounts

1. General

1.1 The Accounts show a true and fair view of the:

(a) financial position and state of affairs as at the Accounts Date; and

(b) profits/losses for the financial year ended on the Accounts Date, of the Group.

1.2 The Accounts have been prepared:

(a) in accordance with International Financial Reporting Standards or International Accounting Standards issued or adopted by the International Accounting Standards Board (or a predecessor body) and interpretations issued by the IFRS

Interpretations Committee (or a predecessor body) as and to the extent from time to time adopted by the European Commission under EC Regulation No. 1606/2002 (“Accounting Standards”) consistently applied and comply in all respects with the requirements of the Acts; and

(b) on the same basis and in accordance with the same Accounting Standards, consistently applied, with those adopted in preparing the audited accounts for the previous two accounting periods of the Group.

1.3 The profit and losses shown in the Accounts have not been affected by any unusual or non-recurring income or expenditure (except as therein disclosed).

1.4 The Warrantors were not at the relevant time and are not aware of any liability which existed at the Accounts Date and which, pursuant to the Accounting Standards, was not permitted or required to be provided for or disclosed in the Accounts.

1.5 The audited accounts of the Company for each of the two consecutive accounting periods ending on the Accounts Date have not contained any misstatement that caused such accounts to fail to provide a true and fair view of the financial position and state of affairs of the Company at the date of such accounts and of the profits and losses for the periods covered by such accounts. Those accounts have not been restated or revised since being duly filed with the Registrar of Companies.

2. Management Accounts

The Management Accounts:

2.1 show with reasonable accuracy:

(a) the financial position and state of affairs of the Company as at the date to which they have been prepared; and

(b) the Company’s profits and losses for the period in respect of which they have been prepared;

2.2 have been prepared on the same basis and in accordance with the same Accounting Standards, consistently applied, with those adopted in preparing the Management Accounts for the previous two accounting periods; and

2.3 are not affected by any unusual or non-recurring item.

3. Business since the Accounts Date

Since the Accounts Date:

3.1 the Company has carried on its business in the ordinary and usual course and so as to maintain the Business as a going concern without any material alteration in its nature or manner;

3.2 no distribution of capital or income has been authorised, declared, made or paid by the Company;

3.3 no resolution of the Company’s shareholders has been passed;

3.4 the Company has not: (i) repaid or redeemed any share or loan capital; or (ii) incurred any indebtedness, liabilities or obligations of any nature (except those that have been incurred since the Accounts Date in the ordinary and usual course of business consistent with past practice);

3.5 the Company has traded at a profit and there has been no material adverse change in the financial or trading position of the Company and, so far as the Warrantors are aware, no fact, matter, event or circumstance has occurred which is likely to give rise to any such change;

3.6 the Company has not disposed of or acquired, or agreed to dispose of or acquire, any material asset or interest in any material asset other than in the ordinary and usual course of business consistent with past practice in the last 12 months;

3.7 the Company has not entered into, or agreed to enter into, any capital commitments exceeding £100,000 other than in the ordinary and usual course of business consistent with past practice;

3.8 there has been no unusual increase in the level of the stock or work-in-progress of the Company; and

3.9 the Company has not lent any money which have not been repaid other than in the ordinary and usual course of business consistent with past practice in the last 12 months.

Part III – Assets

1. Ownership

1.1 The Company either owns (legally and beneficially, free from Encumbrances other than liens arising in the ordinary course of business or by operation of law) or has a legally binding right to use all assets necessary for the operation of the Business, as currently carried on.

1.2 The Fixed Asset Register is annexed to the Disclosure Letter and sets out a materially accurate record of the material plant, machinery, vehicles and equipment owned by the Company (“Equipment”).

2. Possession

2.1 All of the assets necessary for the operation of the Business owned by the Company or in respect of which the Company has a legally binding right of use are, in each case, used exclusively by the Company and are in the possession by and under the control of the Company.

2.2 The Business does not depend on the use of assets owned by or facilities or services provided by any of the Sellers (as defined in the Sale and Purchase Agreement).

3. Condition

All material assets (including Equipment) are, subject to fair wear and tear, in satisfactory working condition and state of repair, are capable of being used for the purpose for which they are currently being used by the Company and operate in all material respects in conformity with all Applicable Laws (including safety regulations) and have been reasonably maintained and none are dangerous, hazardous to health or, so far as the Warrantors are aware, in need of renewal, upgrading or replacement.

4. Hire purchase and leased assets

Copies of any material bill of sale or any hiring or leasing agreement, hire purchase agreement, credit or conditional sale agreement, option to purchase, agreement for payment on deferred terms or any other similar agreement to which the Company is a party are contained in the Disclosure Documents, and the Company has complied with the terms of such agreements in all material respects.

5. Debts

5.1 Other than in the ordinary course of business consistent with past practice, in the last 12 months the Company has not engaged in any borrowing or financing not required to be reflected in the statutory accounts.

5.2 The Company has not factored, sold or discounted any of its debts.

5.3 A copy of the Company’s schedule of aged debts as at 1 April 2016 is appended to the Disclosure Letter and is complete and accurate in all material respects.

5.4 The Company has not granted credit terms exceeding 30 days from the end of the month in which the invoice is issued.

5.5 No material amount owing by the Company to any business or other creditors is overdue for payment.

6. Insurance

6.1 A complete and accurate list of all insurance policies in respect of which the Company has an interest (the “Policies”) is included in the Disclosure Documents. All such Policies are in full force and effect, all premiums due and payable under them have been duly paid, and the Company has not received written notice that it has done or omitted to do anything which might make any of such policies void, voidable, invalid or unenforceable.

6.2 All material Policies in respect of which the Company has an interest are Disclosed.

6.3 No claims have been made by or on behalf of the Company under any of the Policies in the last twelve months and no insurance claims are outstanding.

6.4 So far as the Warrantors are ware, there are no circumstances which have given rise to any claim or require notification under any of the Policies which have not been notified to the relevant insurers.

6.5 No insurer has in the last three years cancelled or refused to accept or continue any insurance in relation to the Company. So far as the Warrantors are aware, there are no circumstances existing which are likely to result in the renewal of any of the Policies being refused.

Part IV – Liabilities and Grants

1. Facilities

Details of all overdrafts, loans, loan notes and other financial facilities or indebtedness in the nature of borrowings currently outstanding or available to the Company (other than trade indebtedness incurred in the ordinary and usual course of business) are Disclosed and, so far as the Warrantors are aware, nothing has been done or omitted to be done whereby the continuance of any such facilities in full force and effect will be prejudiced (save as provided for under the Transaction Documents).

2. Guarantees and indemnities

Save in the ordinary and usual course of trading, there is not outstanding any Encumbrance, guarantee, indemnity, security, bond, letter of credit, letter of comfort or other similar obligation given by or for the benefit of the Company.

3. Events of default

No written notice (which is still current) has been received by the Company to the effect that the Company is in default under the terms of any borrowing currently made by it.

4. Grants

4.1 The Disclosure Documents set out full details of all investment grants received by the Company and all other grants or loans received from any governmental department or agency or any local or other authority in the last 10 years or which are capable of being clawed back (“Grants”).

4.2 The Company is not, and has not been, in default of any condition on which any of the Grants has been provided to the Company and, so far as the Warrantors are aware, there are no facts or circumstances which could result in the Company being required to refund in whole or in part any of the Grants.

Part V – Trading Arrangements

1. Undertakings

The Company is not subject to any order of, and in the last 5 years has not given any undertaking to, the Office of Fair Trading, the Competition Commission, the Secretary of State for Trade and Industry or the European Commission (or any other government body, agency, authority, tribunal or court having jurisdiction in competition or anti-trust matters), nor has the Company in the last 5 years received any written notice from any of the aforementioned bodies or persons that it is subject to investigation by them.

2. Suppliers

2.1 During the last six months, no material supplier has ceased supplying the Company nor has any material supplier notified the Company in writing that it will (i) cease supplying the Company, or (ii) materially reduce its supplies to the Company, or (iii) change the terms of trading with the Company, or (iv) materially increase prices, commissions, margins or trade discounts payable or given by the Company.

2.2 No material supplier has notified the Company in writing that it will terminate its supply arrangements with the Company as a result of the Transaction, and no material supplier is contractually entitled to do so.

2.3 There are no claims pending or threatened by the Company against any material supplier nor has the Company received any written notice of any claim pending or threatened by any material supplier against the Company.

3. Customers

3.1 During the last six months, no material customer has ceased trading with the Company nor has any material customer notified the Company in writing that it intends to (i) cease trading with the Company, or (ii) materially reduce its custom with the Company, or (iii) change the terms of trading with the Company.

3.2 No material customer has notified the Company in writing that it will terminate its arrangements with the Company as a result of the Transaction, and no material customer is contractually entitled to do so.

3.3 There are no material claims pending or threatened by the Company against any material customer nor has the Company received any written notice of any pending or threatened claim by any material customer against the Company.

3.4 The Company has not given, paid or received (or agreed to give, pay or receive) any discount, volume rebates, allowances, commission payments or the like (whether or not legally binding) to any of its material customers.

4. Material contracts

4.1 Complete and accurate copies of all material contracts have been Disclosed.

4.2 Each material contract has been duly authorized and is a valid and binding agreement of, and enforceable by, the Company and is in full force and effect (assuming due and valid authorisation, execution and delivery by each other party to such agreements). Neither the Company nor, so far as the Warrantors are aware, any other party thereto is in material default of, or breach under, the terms of any such material contract, nor has any event occurred or not occurred through the Company’s or, so far as the Warrantors are aware, a third party’s action or inaction which, with the giving of notice or the lapse of time or both, would constitute a default by such person under, any material contract.

5. Standard terms

Copies of the Company’s standard terms upon which it does business with customers, suppliers and distributors are Disclosed.

6. Onerous and unusual contracts

6.1 The Company is not, nor has agreed to become, a party to, bound by or liable under, any agreement or arrangement (written or otherwise) which:

(a) is not on arm’s length commercial terms in the ordinary and usual course of its business;

(b) limits or excludes it right to do business and/or compete in any geographical area or field or with any person;

(c) cannot be readily fulfilled or performed by it on time without undue or unusual expenditure or application of money, effort or personnel, or is reasonably likely to result in a loss to it on completion of performance;

(d) is of a long term nature, being:

(i) for a fixed term of 12 months or more; or

(ii) or an indefinite term which cannot be terminated by it in accordance with its terms on 90 days’ notice or less without compensation.

7. Defective products

7.1 So far as the Warrantors are aware:

(a) there is no claim outstanding and there are no circumstances which may reasonably be expected to lead to any claim, against the Company for faulty, defective or dangerous goods, services, work or materials or for breach of representation, warranty or condition or for delays in delivery or completion of contracts or for deficiencies of design or performance or otherwise relating to liability for goods or services sold or supplied by or on behalf of the Company;

(b) the Company has not agreed to produce or deliver replacement goods or perform replacement or additional services after the date of this Deed or to take back any goods (whether defective or not) or reimburse the cost of any services or to effect modifications to the same free of charge or otherwise than at arm’s-length rates or to issue a credit note, money-back guarantee or write-off or reduce indebtedness in respect thereof;

(c) there have been no complaints, returns or claims made in relation to any product or ingredient supplied or sold by the Company in the last 5 years other than non-material customer complaints arising in the ordinary course of a business of the nature of the Business;

(d) there have been Disclosed all material details of all correspondence between the Company and any regulatory body (such as, but not limited to, the Food Standards Agency and/or the Trading Standards Institute) in the last 5 years in each case in relation to any claims, allegations or findings that the products and/or ingredients sold or supplied by the Company have not complied with Applicable Law or were otherwise unsafe or unsuitable; and

(e) the Company has not carried out (nor have there been any incidents which have required the Company to carry out) any product recall exercise during the last 5 years.

8. Partnerships

The Company does not act or carry on business in partnership with any other person, is not a member (other than as a shareholder) of any corporate or unincorporated body, undertaking or association. There are no silent participants or partnerships that participate in the profits of any the Company.

Part VI – Compliance and Litigation

1. Compliance with laws

1.1 In the last 5 years, the Company has complied, in all material respects, with all Applicable Law. The Company has not, in the last 12 months, received any written notice stating that the Company is not currently in material compliance with all Applicable Law or any judgments given by any court, arbitrator or government authority.

1.2 Neither the Company nor, so far as the Warrantors are aware, any current and former officers and employees of the Company have engaged in any activity, practice or conduct which would constitute an offence under anti-bribery and anti-corruption laws (“Anti-Corruption Laws”) in any jurisdiction in which the Business is carried on. The Company has in place adequate policies and procedures designed to ensure compliance by the Company and its officers and employees for the time being with all Anti-Corruption Laws.

1.3 The Company is not:

(a) carrying and has not carried on any business, whether directly or indirectly, with any person:

(i) who is subject to Sanctions and/or resident in any Sanctioned Country; or

(ii) which is owned or controlled by any governmental or regulatory authority of a Sanctioned Country or any person falling within sub-paragraph 1.3(a)(i) above; and

(b) facilitating and has not facilitated any business with any person falling within either of sub-paragraph (a) or (b) above.

2. Licences and consents

2.1 The Company holds all licences, consents, approvals, permissions, permits, certificates, qualifications, registrations and other authorisations (public and private) necessary for the operation of the Business in the places and in the manner as carried on in the 12 months preceding the date of this Deed (together the “Authorities”).

2.2 All of the Authorities are in full force and effect and have been complied with in all material respects, and the Warrantors are not aware of any circumstance which indicates that any such Authority is likely to or may be quashed, varied, suspended, revoked, withdrawn or not renewed whether as a consequence of Completion or otherwise.

3. Litigation

3.1 The Company is not involved in any ongoing and it has not received written notice of any pending or threatened (i) material civil, criminal, arbitration, administrative or employment-related proceedings or (ii) other material investigation, formal enforcement action before any court, arbitrator or governmental authority, and, so far as the Warrantors are aware, none is pending or threatened.

3.2 There is no judgment, award, order, decision or contractual settlement payment outstanding or pending against the Company or its assets.

3.3 No Group Company has given any assurances or undertakings in writing (whether legally binding or not) to any authority, regulator or regulatory body.

4. Directors and officers

4.1 None of the directors or officers of the Company:

(a) has been convicted of any criminal offence or been subject to any criminal proceedings (except convictions for, or proceedings relating to, minor motoring offences);

(b) has been subject to any order made under the Company Directors Disqualification Act 1986;

(c) has been censured by the London Stock Exchange, the FSA, the FCA, the PRA, any other recognised investment exchange (whether privately or publicly) or by any governmental or quasi-government department, agency or body;

(d) has been declared bankrupt or entered into a voluntary arrangement with his creditors;

(e) has, in the last 5 years, been investigated in relation to breaches of competition law; or

(f) has been subject to any proceedings brought in respect of a breach or alleged breach of any of the provisions of chapter 2 of Part 10 of the Companies Act 2006 (Duties of Directors).

Part VII – Insolvency

1. Receivership

No receiver or administrative receiver has been appointed in respect of the whole or any part of the assets or undertaking of the Company. The Company has not received written notice of any resolution to be liquidated or dissolved nor any action or request to accomplish such liquidation or dissolution.

2. Administration

2.1 The Company is not:

(a) the subject of an administration order, nor has a resolution been passed by the directors or shareholders for the presentation of an application for such an order nor has an application for such an order been presented or come into force;

(b) subject to a resolution passed by the directors or the shareholders for notice of intention to appoint an administrator or notice of appointment of an administrator to be filed with the court, nor has a notice of intention to appoint an administrator or notice of appointment of an administrator been filed with the court by the holder of a qualifying floating charge, by the Company or its directors.

3. Compromises

No voluntary arrangement, compromise or scheme of arrangement between the Company and its creditors (or any class of them) has been proposed by the Company.

4. Winding-up

4.1 The Company has not presented any winding-up petition, nor has it received written notice of any winding-up petition having been presented against the Company by any third party.

4.2 The Company has not been the subject of a resolution for voluntary winding-up nor has a meeting of its shareholders been called to consider a resolution for winding-up.

4.3 The Company has not taken, or has been subject to any step taken with a view to its dissolution or strike-off.

5. Payment of debts

The Company is not insolvent or unable to pay its debts within the meaning of section 123 (1) or (2) of the Insolvency Act 1986.

6. Distress

The Company has not, in the last 5 years, received notice in writing that distress, forfeiture, re-entry, execution or other process has been levied, enforced or threatened on any of its assets.

7. Voidable transactions

7.1 The Company has not:

(a) been party to any transaction at an undervalue (within the meaning of section 238 of the Insolvency Act 1986) nor has it given or received any preference (within the meaning of section 239 of the Insolvency Act 1986) in either case during the two years preceding the date of this Deed;

(b) acquired any interest in property (or any interest deriving from such interest) within the meaning of section 238 or 239 of the Insolvency Act 1986 during the five years preceding the date of this Deed;

(c) been party to any transaction at an undervalue (within the meaning of section 423(1) of the Insolvency Act 1986) for either of the purposes mentioned in section 423(3) of the Insolvency Act 1986 during the five years preceding the date of this Deed; or

(d) been party to any extortionate credit transaction (within the meaning of section 244 of the Insolvency Act 1986) during the three years preceding the date of this Deed.

Part VIII – Intellectual Property and Information Technology

1. Ownership of IPR

1.1 Schedule 6 contains an accurate and complete list of all registered Intellectual Property Rights (and applications for such rights) and details of material unregistered Intellectual Property Rights owned by the Company (the “Listed Intellectual Property”).

1.2 In the last 5 years, the Company has not received written notice to indicate that any Listed Intellectual Property is being challenged or attacked by any third party or by any relevant registry and all fees payable in respect of the registrations/applications have been paid.

1.3 There are no Intellectual Property Rights necessary for carrying on the Business other than:

(a) Intellectual Property Rights of which the Company is sole legal and beneficial owner free from Encumbrances; and

(b) Intellectual Property Rights which the Company is permitted to use pursuant to an IPR Agreement.

2. Infringements

2.1 So far as the Warrantors are aware, none of the Intellectual Property Rights owned by the Company are being, or have been, infringed.

2.2 The Company is not infringing or making unauthorised use of, nor has it infringed or made unauthorised use of, any Intellectual Property Right owned by a third party and in the last 5 years the Company has not received any written notice alleging such infringement or unauthorised use.

3. IPR Agreements

3.1 Complete and accurate copies of all written IPR Agreements material to the Business have been Disclosed to the Purchaser, and where a material IPR Agreement is not in writing, full details of the terms of such IPR Agreement have been Disclosed to the Purchaser.

3.2 The Company is not, and, so far as the Warrantors are aware, no counterparty to any of the IPR Agreements which are material to the Business is, in default of such IPR Agreements. There have been no disputes relating to or arising out of any such IPR Agreements in the 5 years preceding the date of this Deed.

4. Confidential Information

4.1 So far as the Warrantors are aware, all Confidential Information has been kept strictly confidential and has not been disclosed otherwise than subject to an obligation of confidentiality on the person to whom it was disclosed and subject to an obligation on that person not to use the Confidential Information other than for the purpose for which it was disclosed.

4.2 The Company is entitled to use all Confidential Information in its possession to the extent legally permitted.

5. Information Technology

5.1 Material details of the Information Technology Systems have been Disclosed.

5.2 The Company is the sole legal and beneficial owner free from any Encumbrances or has all necessary licences and consents (which are in full force and effect) to use the Information Technology Systems, and the Company does not license or sub-license the right to use any such Information Technology Systems to any person.

5.3 The Information Technology Systems are substantially adequate for the current information technology requirements of the Company.

5.4 The Information Technology Systems perform materially in accordance with their specifications and do not contain any defect or feature (other than normal errors in off-the-shelf software) which has a material adverse effect on their performance. There has been no disruption of 48 hours or more to the Information Technology Systems in the last 3 years

5.5 So far as the Warrantors are aware, no material capital expenditures with respect to the Information Technology Systems are necessary to continue use of the Information Technology Systems in the manner they are used as at the date of this Deed.

Part IX – Officers and Employees

In this Part IX any reference to “Consultants” will be deemed to include (but not be limited to) all independent contractors, consultants and workers but shall not include employees.

1. Particulars

1.1 Those persons named as such in Schedule 4 are the only persons currently appointed to the board of directors and/or to the office of secretary of the any member of the Group and there is no person who is a shadow director of any member of the Group. Copies of the terms and conditions upon which the Warrantors provide their services to the Company have been Disclosed and such particulars are true, accurate and not misleading.

1.2 Other than as set out in the Data Room, there are no other persons employed by the Company or who are providing services to or assigned to the Company or the Business (whether directly, through an agency, services company or otherwise), or who will transfer to, or become the responsibility of (in whole or in part), a member of the Purchaser’s Group upon Completion.

1.3 The Data Room contains the following particulars in relation to each employee (or, where appropriate, to each category of employee) whose basic annual salary exceeds £60,000 (the “Employees”):

(a) job title or job function, job grade, salary, notice periods, restrictive covenants, and holiday entitlements; and

(b) the terms of any bonus scheme, share option scheme, commission scheme, benefits under incentive schemes or other benefits in which any of the Employees participate, and all such particulars are true, accurate and not misleading.

1.4 The Company has not given any commitment (whether legally binding or not) to make any future change in the remuneration or benefits of any of the Employees other than salary or wage increases in the ordinary course of business.

1.5 The material terms of employment of each Employee have been Disclosed in the Data Room, and all such particulars are true, accurate and not misleading. All written policies and procedures (whether contractual or not) applicable to the employees have been Disclosed.

1.6 Standard form contracts of employment for all employees of the Company are Disclosed and there are no employees of the Company (other than the Employees) employed on terms which are materially different.

1.7 Copies of all contracts for services and full particulars of the current terms and conditions of engagement of all Consultants have been Disclosed and all of such particulars are true, accurate and not misleading.

1.8 The Company has not offered to any person any contract of employment or engagement or contract for services with a basic annual salary exceeding £60,000, and it has no such contract of employment or engagement or contract for services with any of the Employees or any other person, the terms of which are yet to take effect; and/or include a notice period of more than six months; and/or require the Company to make any payment or impose any liability on the Company (besides salary or pension for the notice period) on or as a result of termination.

1.9 Other than any entitlement to Consideration pursuant to clause 2.1 of the Sale and Purchase Agreement, where relevant, no employee or Consultant will become entitled to receive a payment by virtue of Completion of this Transaction.

1.10 No person (other than a person who is director, officer, employee or shareholder of Investcorp Securities Limited), is entitled to participate in any share incentive, share option, share trust, profit sharing, bonus or other incentive arrangement or any scheme entitling any person to a bonus, commission or remuneration of any sort calculated by reference to turnover, profit, sales or performance of the Company or as a result of the Transaction.

1.11 There are no outstanding dismissal or disciplinary procedures or formal grievances or appeals under such procedures concerning any of the Employees or any person previously employed or engaged by the Company.

1.12 There have been no protected disclosures made to the Company by any employee, ex-employee or any other person who has worked for or provided services to the Company.

2. Compliance

2.1 The Company has complied in all material respects with all Applicable Laws in respect of the employees and Consultants and/or arising out of their terms and conditions of employment or provision of services and no amount due to or in respect of any employee is in arrear and unpaid other than salary for the month current at the date of this Deed, and no material liability has been incurred by the Company which remains undischarged in respect of them.

2.2 Without prejudice to the generality of the preceding paragraph, the Company has in respect of each of the employees and Consultants performed and complied with all obligations and duties required to be performed by it under the Working Time Regulations 1998 (including for the avoidance of doubt the obligations imposed by prevailing UK and European case law in relation to the calculation of holiday pay) and maintained adequate and suitable records regarding the service and working time of each employee.

2.3 Without prejudice to the generality of paragraph 2.1, the Australian Subsidiaries have complied in all respects with their obligations to employees and all former employees under any modern award or enterprise agreement or other industrial instrument or improvement or prohibition notice in respect of their employees.

3. Notice

No Employee or Consultant has given or received notice terminating his employment or engagement, and no such person is contractually entitled or, so far as the Warrantors are aware, intends to terminate such employment or engagement as a result of the parties entering into the Sale and Purchase Agreement.

4. Trade unions

There is no recognition or collective bargaining agreement between the Company and any trade union in relation to or in respect of any bargaining unit of which any of the employees form part. No trade union has made a request for recognition or made any application to the Central Arbitration Committee in relation to or connected with such request or otherwise made any application to an industrial tribunal seeking orders in relation to the negotiation of a collective bargaining agreement or the taking of industrial action in relation to any such negotiation. The Company does not have a works council, staff council, staff association, employee representative body or other organisation of employees in respect of the employees.

5. Industrial action

There is no, nor at any time during the twelve months preceding the date of this Deed has there been any, strike, industrial action or dispute taken by or in relation to the employees or former employees of the Company by any trade union, works council or other employee representative body and, so far as the Warrantors are aware, no such strike, industrial action or dispute has been threatened or is existing or is anticipated.

Part X – Pensions

“Company Pension Scheme” means the pension plan provided by Aegon, details of which are contained in folder 8.6 of the Data Room.

“Life Assurance Scheme” means the Tyrrells Potato Crisps Limited Group Life Assurance Scheme (policy number 637286) with Unum Limited, details of which are contained in folder 12 of the Data Room.

“Pension Scheme” means any arrangement or agreement (including any closed, funded, unfunded, approved and unapproved arrangement) which provides Relevant Benefits.

“Relevant Benefits” means pensions or other benefits on, or in anticipation of, retirement, death, accident, termination of employment (whether voluntary or not) or periods of sickness or disability of a Relevant Person.

“Relevant Person” means any past or present employee, officer or director of the Company or any other Group Company.

1. Full particulars of the Company Pension Scheme have been Disclosed and all contributions, tax and expenses due in respect of the Company Pension Scheme have been duly paid.

2. The Company has complied in all material respects with its automatic enrolment obligations under the Pensions Act 2008 and associated legislation. No notices, fines or other sanctions have been issued or imposed by the Pensions Regulator and no instances of non-compliance with the automatic enrolment obligations have been notified to the Pensions Regulator in respect of any member of the Company.

3. Save for the Company Pension Scheme and the Life Assurance Scheme, there is not in operation, and no proposal has been announced to enter into or establish, and the Company is not liable to contribute to, and could not have any liability in respect of, and does not sponsor, nor has it ever participated in, contributed to, or sponsored any Pension Scheme.

4. All lump sum benefits which may become payable in the event of death or ill health under the Company Pension Scheme or the Life Assurance Scheme are fully insured and all related insurance premiums payable under such insurance contracts have been duly paid.

5. No Relevant Person has been transferred to any member of the Group from a previous employer under the Transfer of Undertakings (Protection of Employment) Regulations 2006, in particular in circumstances where the transferred Relevant Person had rights in a defined benefit pension scheme.

6. No contribution notice, financial support direction or restoration order has been served on the Company or any person connected to or associated with the Company by the Pensions Regulator in accordance with its powers under the Pensions Act 2004 and, so far as the Warrantors are aware, there is no reason why such a contribution notice, financial support direction or restoration order may be served on the Company.

7. The Company Pension Scheme only provides money purchase benefits, as defined in section 181 Pension Schemes Act 1993. No assurance, promise or guarantee has been made or given to a Relevant Person of a particular level or amount of benefit to be provided for or in respect of him under those schemes on death, retirement or leaving service.

8. The Company Pension Scheme is a registered pension scheme for the purposes of section 150(2) Finance Act 2004 and, so far as the Warrantors are aware, there is no fact, matter or circumstance which might give a Tax Authority reason to revoke its registered status.

9. The Australian Subsidiaries have complied with all their obligations to make superannuation contributions which they are obliged to make on behalf of the employees and have provided at least the prescribed minimum level of superannuation support for each employee so as not to incur a shortfall amount under any Applicable Laws.

10. No Australian Subsidiary does or is obliged to make superannuation contributions to a defined benefit superannuation fund in respect of any of its employees.

Part XI – Property

1. Interpretation

In this Part XI of Schedule 1 reference to the “Company” shall, where the context so admits, be a reference to the company which is the owner of the relevant Property as shown in the column headed “Owner” in Schedule 5.

2. Warranties

2.1 Schedule 5 contains a complete and accurate list of the properties owned, controlled, leased, used or occupied by the Company or in which the Company has any interest and the information given in Schedule 5 is complete and accurate in all material respects, and the Company is the legal owner of and entitled to the whole of the proceeds of sale of, and has a good and marketable title to the whole of, each Property.

2.2 No Group Company has any continuing liability in respect of any leasehold property other than the Properties.

2.3 There are no mortgages, financial charges, rent charges, material liabilities to maintain roadways, liens (whether for costs or to an unpaid seller or otherwise), annuities or other material unusual outgoings, or trusts (whether for securing money or otherwise), affecting the Properties, and there are no third party rights or interests, options or rights of pre-emption or first refusal affecting the Properties nor, so far as the Warrantors are aware, is any person in the course of acquiring any such rights or interests;

2.4 There are no outstanding actions, disputes or claims between the Company and any third party which have had or may have a material adverse effect on the use of the Properties for the purpose of the Company’s business;

2.5 There is no outstanding material statutory notice relating to the Properties.

2.6 The Properties have the benefit of all necessary rights for their current uses.

2.7 In relation to each Property:

(a) no development at the Property or use of the Property has been undertaken in breach of the Town and Country Planning Act 1990, the Planning and Compulsory Purchase Act 2004, The Planning (Listed Buildings and Conservation Areas) Act 1990 (the “Listed Buildings Act”), the Planning (Hazardous Substances) Act 1990 and the Planning (Consequential Provisions) Act 1990 and all secondary legislation, regulations, rules, orders, decrees, notices, codes, circulars, guidance, guidance notes or final and binding court or tribunal decisions made in relation thereto (to the extent having the force of law);

(b) the planning consents and permissions affecting the Property are either unconditional or are subject only to conditions which are neither unusual, personal nor temporary;

(c) there is no agreement affecting the Property made pursuant to Section 106 of the Town and Country Planning Act 1990 or Section 33 of the Local Government (Miscellaneous Provisions) Act 1982 or similar legislation which remains to be performed;

(d) there is no pending planning application, planning appeal or other planning proceedings in respect of the Property or which is likely to have a material adverse effect on the Property;

(e) there is no resolution, proposal, scheme or order, whether formally adopted or not, for the compulsory acquisition of the whole or any part of the Property or any access or egress, or for the alteration, construction or improvement of any road, sub-way, underpass, footbridge, elevated road, dual carriageway or flyover upon or adjoining or passing within 200 metres of the Property or any access to or egress from the Property;

(f) there is no outstanding enforcement notice, breach of condition notice, statutory notice or informal notice relating to the Property or any business carried on thereat or the use thereof;

(g) so far as the Warrantors are aware, the local planning authority has not authorised the service of any building preservation notice under Section 3 or 4 of the Listed Buildings Act or any repairs notice under Section 48 of the Listed Buildings Act in respect of the Property or any building, structure or erection thereon;

(h) so far as the Warrantors are aware, the local authority has not made or resolved to make any noise abatement zone order under Section 63 of the Control of Pollution Act 1974 for any area which includes the Property;

(i) so far as the Warrantors are aware, the Property is not in an urban development area, an improvement area or an enterprise zone; and

(j) so far as the Warrantors are aware, there are no Local Land Charges registered in respect of the Property.

2.8 In relation to each Property which is held pursuant to a lease:

(a) so far as the Warrantors are aware, any consent necessary for the grant of the lease under which the Company holds its interest in the Property (the “Lease”) was duly obtained and a copy of the consent is with the documents of title;

(b) there is no material subsisting breach, nor any material non-observance of any covenant, condition or agreement contained in the Lease on the part of either, so far as the Warrantors are aware, the relevant landlord or the Company;

(c) no landlord has refused to accept rent or made any complaint or objection and the receipt for the payment (if given) of rent which fell due immediately prior to the date of this Agreement is unqualified;

(d) no alterations have been made to the Property at the expense of the Company without all necessary consents and approvals in the last 5 years;

(e) all steps in rent reviews have been duly taken and no rent reviews are or should be currently under negotiation or the subject of a reference to an expert or arbitrator or the courts;

(f) there is no notice or other correspondence between any the Company and any landlord relating to the exercise of an option to renew any lease; and

(g) the Company has not agreed to assign, sublease or otherwise deal with the Company’s interest in a leased premises to any other person (other than a deemed assignment to the Purchaser).

Part XII – Environment

“Hazardous Substance” means any natural or artificial substance (whether solid, liquid or a gas), noise, ion, vapour, electromagnetic charge or radiation, whether alone or in combination, which: (a) is capable of causing harm to or having a deleterious effect on the environment, (b) is a controlled, special, hazardous, polluting, toxic or dangerous substance or waste, or (c) restricts or makes more costly the use, development, ownership or occupation of the Property.

1. The Company has obtained all EHS Consents required for the operation of the Business and occupation and enjoyment of the Properties and the Equipment. Such EHS Consents are in full force and effect, and the Company has received no written notice of any facts or circumstances indicating that any EHS Consents are likely or may be quashed, varied, suspended, revoked, withdrawn or not renewed whether as a consequence of Completion or otherwise.

2. In the last three years, there have been no investigations and the Company has not received any written complaints or notices alleging or specifying that the Company has materially breached any applicable EHS Laws relating to any activities or operations carried on at any Property owned or occupied by the Company, nor are there any ongoing proceedings or claims against the Company relating to: (i) non-compliance with EHS Laws; (ii) liabilities or obligations arising under EHS Laws; or (iii) improper storage of good and materials.

3. So far as the Warrantors are aware, there are no conditions or circumstances that are reasonably expected to result in material liabilities or obligations to the Company pursuant to EHS Laws within 12 months of the date of this Deed.

4. So far as the Warrantors are aware, no works or other investment or change in the conduct of the Business or material operating expenditure is required or based on current circumstances is likely to be required at the Properties within two years of Completion in order for the Company to maintain compliance with EHS Laws or to obtain or maintain any EHS Consents.

5. Complete and accurate copies of all environmental, health and safety and asbestos reports, surveys, assessments and investigations in respect of the Property or the Business have been Disclosed. The Company is taking, or has taken, all steps necessary to comply with the recommendations contained in them.

6. There has not been any storage, transportation, release, leakage, migration, spill, discharge, entry, disposal, deposit or emission into the environment of any Hazardous Substance caused by any activity, operation, process, act or omission carried out or made by or on behalf of the Company, or for which the Group Company may have any liability, other than in accordance with EHS Laws.

7. So far as the Warrantors are aware, there are no Hazardous Substances (including asbestos) present at, in, on or under the Property (including in any tanks, whether above or below ground).

Part XIII – Food Matters

1. There is no, and has been no, failure or, so far as the Warrantors are aware, significant risk of failure of the Company’s products to comply with the Food Laws and, so far as the Warrantors are aware, there are no facts or circumstances which could reasonably be expected to give rise to any such failure.

2. All certifications, authorisations, licences or permissions required in relation to Food Matters have been obtained and are in full force and effect and, so far as the Warrantors are aware, there are no facts or circumstances which indicate that any such certification, authorisation, licence or permission may be suspended, varied, limited or revoked or not extended or renewed.

Part XIV – Tax

1. Compliance

1.1 Within the last four years, the Company has made all material returns, claims for relief, applications, elections, disclaimers, notifications, computations, reports, accounts, statements, registrations and assessments (including any land transaction returns) and any other necessary information (“Returns”) it is required by law to submit to a Tax Authority. All Returns have been properly submitted to the relevant Tax Authority by the Company within any relevant time limits. The Returns were and remain materially complete, true and accurate and are not, and, so far as the Warrantors are aware, are not likely to be, the subject of any dispute with any Tax Authority.

1.2 So far as the Warrantors are aware, all Tax (whether of the UK or elsewhere) for which the Company has been liable to account has been duly paid (insofar as such Tax ought to have been paid) and no penalties, fines, surcharges or interest in respect of Tax have been incurred.

1.3 The Company has prepared, kept and preserved sufficient Tax records as required by law and to enable it to deliver correct and complete Returns. Such records are materially accurate and up-to-date and enable the Tax liabilities of the Company to be calculated accurately in all material respects.

1.4 So far as the Warrantors are aware, all payments made by the Company to any person which ought to have been made under deduction of tax have been so made. So far as the Warrantors are aware, the Company has, where legally obliged to do so, deducted or withheld amounts in respect of Tax and has properly and within the time limits required by Applicable Law accounted to the relevant Tax Authority for the Tax so deducted or withheld.

1.5 The Company has not within the last three years been subject to any non-routine visit, audit, investigation, enquiry, discovery or access order by any Tax Authority.

1.6 Details of all material written agreements, concessions or other formal arrangements between the Company and any tax authority regarding its tax treatment have been Disclosed in the Disclosure Letter and the Company has not received notice from any Tax Authority that it intends to withdraw any such arrangement or concession.

1.7 The Disclosure Letter discloses whether or not the Company is a large company within the meaning of regulation 3 of the Corporation Tax (Instalment Payment) Regulations 1998.

1.8 So far as the Warrantors are aware, the Company is not, nor will become, liable to make to any person (including any Tax Authority) any payment in respect of any liability to Tax which is primarily or directly chargeable against, or attributable to, any other person.

1.9 So far as the Warrantors are aware, the Accounts make full provision or reserve within generally accepted accounting principles for all Tax for which the Company is liable or will become liable in respect of income, profits or gains earned, accrued or received (or deemed for any relevant Tax purpose to be earned, accrued or received) on or before the Accounts Date. Proper provision has been made and shown in the Accounts for deferred tax in accordance with generally accepted accounting principles.

2. Value Added Tax

2.1 The Company is duly registered for the purposes of VAT in its country of jurisdiction.

2.2 So far as the Warrantors are aware, the Company has complied with its legal obligations relating to VAT, including, without limitation, applicable registration requirements, maintaining and retaining complete, accurate and up to date records, invoices and other documents in such form and for such periods as required by Applicable Law.

2.3 So far as the Warrantors are aware, all supplies made by the Company are taxable supplies. The Company has not been, nor, so far as the Warrantors are aware, will it be, denied full credit for all input tax paid or suffered by it.

2.4 The Disclosure Letter sets out the prescribed VAT accounting periods of the Company and the Subsidiaries.

2.5 The Company is not nor has been, in the period of seven years ending with the date of Completion, a member of a group for the purposes of VAT.

3. Employees

So far as the Warrantors are aware, the Company has complied, in all material respects, with its legal obligations relating to PAYE and National Insurance contributions and any similar amounts payable to a Tax Authority outside the United Kingdom.

4. Stamp Taxes

4.1 So far as the Warrantors are aware, there is no instrument which may be necessary or desirable to establish the Company’s rights or the Company’s title to any asset, which is liable to stamp duty (or any equivalent Tax in a jurisdiction outside the United Kingdom) which has not been duly stamped or in respect of which the relevant Tax has not been paid.

4.2 So far as the Warrantors are aware, neither entering into this agreement nor Completion will result in the withdrawal of a stamp duty or stamp duty land tax relief granted on or before Completion which will affect the Company.

5. International

So far as the Warrantors are aware, the Company is and always has been resident in its jurisdiction of incorporation for Tax purposes and is not, and has not at any time been, treated as resident in any other jurisdiction for any Tax purpose (including for the purposes of any double taxation agreement), nor does it have or has ever had a permanent establishment in any other jurisdiction.

6. Anti-avoidance

The Company has not taken part in any arrangements in respect of which any disclosure has been made or has been required to be made or any information has been provided or has been required to be provided in compliance with part 7 of the Finance Act 2004 (disclosure of tax avoidance schemes) or schedule 11A Value Added Tax Act 1994 (disclosure of avoidance schemes) or any regulations made under that part or that schedule.

7. Transfer Pricing

So far as the Warrantors are aware, all transactions or arrangements made by the Company have been made on arm’s length terms and the processes by which prices and terms have been arrived at have, in each case, been fully documented. No notice, enquiry or adjustment has been made by any Tax Authority in connection with any such transactions or arrangements.

8. Distributions and other payments

8.1 No distribution or deemed distribution has been made (or will be deemed to have been made) by the Company, except dividends shown in their statutory accounts, and the Company is not bound to make any such distribution.

9. Tax groups and fiscal unities

9.1 So far as the Warrantors are aware, all claims made by the Company for group relief or allowance were valid when made and have been or will be allowed by way of relief from or allowance or credit against Tax. So far as the Warrantors are aware, all arrangements entered into by the Company in relation to groups and consolidated groups for Tax purposes and fiscal unities were valid when made and will be valid up to Completion. The Company has met all procedural and other requirements of all Tax Statutes in respect of such claims, unities or groups.

9.2 So far as the Warrantors are aware, neither the execution nor completion of this Agreement, nor any other event since the Accounts Date, will result in the clawback or disallowance of any group relief or allowance previously given.

10. Inheritance tax

So far as the Warrantors are aware, no asset owned by the Company is subject to any Inland Revenue charge as mentioned in sections 237 and 238 of IHTA 1984 or is liable to be subject to any sale, mortgage or charge by virtue of section 212(1) of IHTA 1984.

11. Close Companies

Any loans or advances made, or agreed to be made, by the Company within sections 455, 459 and 460 of CTA 2010 (or the equivalent in a jurisdiction outside the United Kingdom) have been disclosed in the Disclosure Letter. The Company has not released or written off, or agreed to release or write off, the whole or any part of any such loans or advances.

12. Group Relief

The Company is not, nor will be, obliged to make or be entitled to receive any payment for the surrender of group relief as defined in section 183 of CTA 2010 (or the equivalent in a jurisdiction outside the United Kingdom) in respect of any period ending on or before Completion, or any payment for the surrender of the benefit of an amount of advance corporation tax or any repayment of such a payment.

Part XV – Related Party Transactions

The Disclosure Letter sets out a complete and accurate list of each shareholder, member, partner, director, officer, employee, or other affiliate of the Company who or which is, directly or indirectly, a party to any transaction with the Company (other than employment compensation in the ordinary and usual course of business).

Part XVI – Other Agreements

1. Other agreements

There are no agreements between any Warrantor and any other person with respect to: (i) the holding, voting or transfer of any securities of the Company (except as contemplated by the Investment Agreement) or (ii) the right of any person to nominate members of the board of directors of the Company.

2. Commissions

No person is entitled to receive from the Company any finder’s fee, bonus, brokerage or other commission in connection with the sale and purchase of the Securities.

Part XVII – Data Protection

1. Data Protection

1.1 The Company has complied with all Applicable Laws, guidelines and industry standards relating to the processing of personal data and privacy (“Data Protection Laws”), and the Company has received any notice from a relevant competent authority in any jurisdiction alleging any non-compliance by the Company of any Data Protection Laws.

1.2 Copies of all current registrations or notifications required by the Company under Data Protection Laws are Disclosed.

1.3 The Company has not received any notices or any other communications from, been subject to inquiries by or, so far as the Warrantors are aware, been the subject of complaints to any authority or regulatory body in relation to Data Protection Laws. So far as the Warrantors are aware, there are no circumstances which are likely to give rise to any such notices, communications, inquiries or complaints.

SCHEDULE 2

LIMITATIONS ON LIABILITY

1. DEFINITIONS AND INTERPRETATION

In this Schedule (unless the context otherwise requires):

1.1 “determination” means a final determination by a court of competent jurisdiction where no right of appeal lies in respect of such judgement or the parties are debarred by passage of time or otherwise from making an appeal (as the case may be) and “determined” shall be construed accordingly; and

1.2 a “Tax Warranty Claim” means any claim under the Warranties set out in Part XIV of Schedule 1.

2. TIME LIMITS

2.1 The Warrantors shall not be liable for any Claim unless written notice of the Claim has been given to the Warrantors by or on behalf of the Purchaser:

(a) in respect of any Claim other than a Tax Warranty Claim, on or before the date which falls 24 months after the Completion Date; and

(b) in respect of any Tax Warranty Claim, on or before the date which falls seven years after the Completion Date.

2.2 The written notice of the Claim shall be given to the Warrantors as soon as reasonably practicable after a Claim has arisen but subject to the time limits in paragraph 2.1 above, failure to do, or delay in doing, so shall not prejudice in any way the Purchaser’s ability to bring a Claim.

2.3 The written notice of the Claim shall give reasonable details of the nature of the Claim, the circumstances giving rise to it and the Purchaser’s bona fide estimate of the Claim.

2.4 Without prejudice to the time limits set out in paragraph 2.1 above, any Claim shall be deemed to be withdrawn (if it has not been previously satisfied, settled or withdrawn) (and no new Claim may be made in respect of the facts giving rise to such withdrawn claim) unless legal proceedings in respect thereof have been commenced within nine months of the giving of written notice of the Claim (or, in the case of a liability which is contingent only or is otherwise not capable of being quantified, nine months after the contingent liability has become an actual liability or (as the case may be) becomes capable of being quantified), and for this purpose such legal proceedings shall not be deemed to have commenced unless both issued and served.

3. UPPER LIMITS

3.1 The total aggregate liability of each Warrantor for all Claims shall be limited to the amount set out opposite his name in column (3) of Schedule 3 (a “Warrantor’s Cap”). For the purposes of these limits, the liability of the Warrantors shall be deemed to include the amount of all costs, expenses and other liabilities (together with any irrecoverable VAT thereon) payable by the Warrantors in connection with the satisfaction, settlement or determination of any such Claim.

3.2 Subject to clause 2.1, the liability of each of the Warrantors who is so liable for each individual Claim shall not exceed the Warrantor’s Relevant Proportion of the liability under such Claim subject always to the Warrantor’s Cap, whichever amount is the lesser. For the purposes of this paragraph 3.2 of this Schedule 2, each Warrantor’s “Relevant Proportion” shall mean the proportion which his individual Warrantor’s Cap bears to the aggregate total of the Warrantors’ Caps of all those Warrantors liable for that Claim.

3.3 Notwithstanding the provisions of paragraphs 3.1 and 3.2 of this Schedule 2, the total aggregate liability of each Warrantor for any and all breaches of:

(a) any of the Warranties; and

(b) the Transaction Documents excluding this Deed (save for any breaches of the covenant set out in clause 7 (Leakage) of the Sale and Purchase Agreement), by him shall be limited to the amount of Consideration received by him.

3.4 The Warrantors shall have no liability under this Deed in respect of:

(a) any amounts recoverable or actually recovered by the Purchaser under the W&I Policy (or any amount of the deductible thereon under the W&I Policy) or the Tax Policy; and

(b) any amounts that would have been recoverable under the W&I Policy but for a breach by the Purchaser of the terms of clause 7 of the Deed, provided that this shall not limit or prejudice the Purchaser’s ability to give a notice of Claim in accordance with the provisions of paragraph 2 of this Schedule 2.

4. LOWER LIMITS

4.1 The Warrantors shall not be liable for any Claim unless the aggregate amount of such Claim, when taken together with the amount of all other Claims that are not De Minimis Claims, exceeds £1,000,000 (the “Threshold”) in which event the Warrantors shall, subject to the other limits contained in this Schedule and to clause 7 of the Deed and the Disclosed Matters, be liable (subject to paragraph 4.2 below) for the whole amount of the Claim and not just for the amount by which such aggregate amount exceeds the Threshold. For the purposes of calculating the Threshold, the Threshold shall be deemed to include the amount of all costs, expenses and other liabilities (together with any irrecoverable VAT thereon) payable by the Warrantors in connection with the satisfaction, settlement or determination of any such Claim.

4.2 The Warrantors shall not be liable for any individual Claim which does not exceed £50,000 (a “De Minimis Claim”). No such De Minimis Claim shall count towards the Threshold. For the purposes of calculating a De Minimis Claim, the De Minimis Claim shall be deemed to exclude the amount of all costs, expenses and other liabilities (together with any irrecoverable VAT thereon) payable by the Warrantors in connection with the satisfaction, settlement or determination of any such Claim.

4.3 For the purposes of calculating Claims counting towards the Threshold and/or any De Minimis Claim there shall be included the amount of any Claim in respect of the same fact, matter, event or circumstances giving rise to the same loss.

5. NO DOUBLE RECOVERY

If the same fact, matter, event or circumstance gives rise to more than one Claim, the Purchaser shall not be entitled to recover damages in respect of the same breach more than once in respect of such fact, matter, event or circumstance.

6. PROVISION OF INFORMATION

6.1 Upon any Claim being made, the Purchaser, subject to appropriate confidentiality protections being in place, shall, and shall procure, where relevant, that the relevant Group Company shall:

(a) make available to the Warrantors and their advisers all such information and assistance (including access to personnel, properties, management, records, papers, documents and data) during normal working hours as the Warrantors may reasonably request in relation to the Claim; and

(b) use reasonable endeavours to procure that the auditors (both past and then present) of the relevant Group Company make available their audit working papers in respect of audits of the accounts of the relevant Group Company for any relevant accounting period in connection with such Claim, in each case, at the Warrantors’ cost.

7. ALLOWANCES, PROVISIONS AND RESERVES

The Warrantors shall not be liable for any Claim to the extent that:

7.1 any specific and full allowance, provision or reserve has been made in the Accounts and/or Management Accounts in respect of the fact, matter, event or circumstance giving rise to such Claim or to the extent that the payment or discharge of the relevant matter has been taken into account therein or to the extent that such fact, matter, event or circumstance was referred to in the notes to the Accounts and/or Management Accounts; or

7.2 any specific and full allowance, provision or reserve made in the Accounts and/or Management Accounts in respect of the fact, matter, event or circumstance giving rise to such Claim is insufficient by reason of any change to legislation or accounting standards, any increase in rates of Tax, the imposition of a new Tax or any change in the published practice of a Tax Authority, in each case made on and/or after Completion with retrospective effect; or

7.3 the Claim relates to a liability to Tax, the profits in respect of which were actually earned, accrued or received by the Company but were not reflected in the Accounts and/or Management Accounts.

8. CHANGES ON AND/OR AFTER COMPLETION

The Warrantors shall not be liable for any Claim to the extent that it arises, or is increased or extended by:

8.1 any decision of any court or tribunal or the passing or coming into force of or any change in any legislation, regulation, directive, requirement or any practice of any government, government department or agency or regulatory body (including the withdrawal of any extra statutory concession of a Tax Authority), or any increase in rates of Tax, in each case made on and/or after Completion;

8.2 any change in the accounting reference date of the Purchaser or any Group Company made on and/or after Completion;

8.3 any change in any accounting basis, policy, practice or approach of, or applicable to, any Group Company or any member of the Purchaser’s Group, or any change in the way an accounting basis is adapted for tax purposes, in each case, made on and/or after Completion save where such change is required under Applicable Law or to conform such policy or practice with generally accepted policies or practices or where such change is necessary to correct an improper policy or practice in such case as was applicable at Completion;

8.4 any act, omission, transaction or arrangement carried out or effected on and/or after Completion by, or at the written request or with the written approval of, the Purchaser or any member of the Purchaser’s Group (or any of their respective directors, officers, employees or agents) otherwise than in the ordinary and usual course of trading of any Group Company as carried on at Completion (including, for the avoidance of doubt, the entry into the US Transfer Agreement) and any action taken pursuant to the US Transfer Agreement;

8.5 the Purchaser or any member of the Purchaser’s Group disclaiming any part of the benefit of capital or other allowances against Tax claimed or proposed to be claimed on or before Completion;

8.6 any action, transaction or omission after Completion on the part of the Purchaser or a Group Company, except that this exclusion shall not apply where any such action, transaction or omission is carried out or effected by the Purchaser or a Group Company:

(a) pursuant to a legally binding commitment created on or before Completion; or

(b) at the written request of the Warrantors after Completion with specific reference to this paragraph 9.7(b).

9. CHANGES ON AND/OR AFTER THE LOCKED BOX DATE

The Warrantors shall not be liable for any Claim in respect of any liability arising in connection with any Group Company acquiring or disposing of any business or any interest in the share or loan capital or membership of any person or joint venture, or any instruments convertible into any of the foregoing, or of any asset, on or after the Locked Box Date.

10. THIRD PARTY CLAIMS

10.1 In respect of any fact, matter, event or circumstance which comes to the notice of the Purchaser or any Group Company which would or is reasonably likely to result in a claim against it (a “Third Party Claim”) and which, in turn, would or is reasonably likely to result in a claim against any of the Warrantors, the Purchaser shall (and shall procure, where relevant, that the relevant Group Company shall), subject to appropriate confidentiality protections being in place:

(a) as soon as is reasonably practicable, give written notice and reasonable details of the Third Party Claim to the Warrantors’ Representatives;

(b) not make any admission of liability, agreement, settlement or compromise with any person, body or authority in relation to the Third Party Claim without prior consultation with the Warrantors’ Representatives;

(c) allow the Warrantors and their advisers to investigate the Third Party Claim (including whether and to what extent any amount is payable in respect thereof);

(d) consult in good faith with the Warrantors’ Representatives as to any ways in which the Third Party Claim might be avoided, disputed, resisted, mitigated, settled, compromised, defended or appealed; and

(e) make available (and shall use its reasonable endeavours to procure that any of its auditors, past or present, shall make available) to the Warrantors’ Representatives and their advisers and agents all such information and assistance (including access to properties, management, records, papers, documents and data) during normal working hours as they may reasonably require which in the reasonable opinion of the Warrantors’ Representatives relate to the Third Party Claim, in each case at the cost of the Warrantors.

10.2 This paragraph 10 shall be subject to the Purchaser not being obliged to take or omit to take any action pursuant to this paragraph 10 where, in the reasonable opinion of the Purchaser, such action or omission might reasonably be expected to damage the reputation or goodwill of the Purchaser’s Group or any relationship between the Purchaser’s Group and a material supplier, customer or employee or otherwise be materially adverse to the business interests of the Purchaser’s Group.

11. REMEDIABLE BREACHES

The Warrantors shall not be liable for any Claim to the extent that the fact, matter, event or circumstance giving rise to such Claim is remediable and is remedied by, or at the expense of, the Warrantors to the satisfaction of the Purchaser (acting reasonably) within 30 days of the date on which written notice of such Claim is given to the Warrantors pursuant to paragraph 2.

12. REIMBURSEMENT OF CLAIMS

If, after any Warrantor has made any payment in respect of a Claim, the recipient of that payment (or any other member of the Purchaser’s Group) actually recovers from a third party (including any Tax Authority) (whether by payment, discount, credit, relief or otherwise) a sum which is referable to that payment (the “Recovery Amount”), then the Purchaser shall promptly repay (or procure the repayment of) to the relevant Warrantor such sum as is the lesser of (i) the Recovery Amount less all reasonable costs of recovery and any Tax payable thereon and (ii) the sum paid by that Warrantor.

13. UNASCERTAINABLE CLAIMS

The Warrantors shall not be liable for any Claim which arises by reason of a liability which, at the time when written notice of the Claim is given to the Warrantors, is contingent only or is otherwise not capable of being quantified and the Warrantors shall not be liable to make any payment in respect of such Claim unless and until the liability becomes an actual liability or (as the case may be) becomes capable of being quantified. This is without prejudice to the right of the Purchaser to give notice of the Claim in accordance with paragraph 2.1 above and commence legal proceedings in respect of it in accordance with paragraph 2.4 above.

14. MITIGATION

14.1 The Purchaser shall (and shall procure that any relevant Group Company shall) comply with its common law duty to mitigate any loss suffered by it or the relevant Group Company which would or is reasonably likely to result in a Claim against the Warrantors.

SCHEDULE 3

WARRANTORS

SCHEDULE 4

GROUP COMPANIES

SCHEDULE 5

PROPERTIES

SCHEDULE 6

INTELLECTUAL PROPERTY RIGHTS

EXECUTED by the Parties as a deed

EXECUTED as a deed by Tom Ennis for and on behalf of the Purchaser		) ) )
/s/ Thomas Ennis
Director

in the presence of:

Signature of witness	/s/ Brian Goldberg

Name of witness	Brian Goldberg

Address of witness

500 W. Fifth St.

Suite 1350

Austin, TX 78701

Occupation of witness	CFO

[Signature page to Warranty Deed]

SIGNED as a deed by David Milner		) )	/s/ David Milner

in the presence of:

Signature of witness	/s/ Eleanor Gill

Name of witness	Eleanor Gill

Address of witness

Travers Smith LLP

10 Snow Hill

London EC1A 2AL

Occupation of witness	Trainee Solicitor

SIGNED as a deed by Joanne Jones		) )	/s/ Joanne Jones

in the presence of:

Signature of witness	/s/ Eleanor Gill

Name of witness	Eleanor Gill

Address of witness	Travers Smith LLP

10 Snow Hill

London EC1A 2AL

Occupation of witness	Trainee Solicitor

[Signature page to Warranty Deed]

SIGNED as a deed by Michael Hedges		) )	/s/ Michael Hedges

in the presence of:

Signature of witness	/s/ Eleanor Gill

Name of witness	Eleanor Gill

Address of witness	Travers Smith LLP

10 Snow Hill

London EC1A 2AL

Occupation of witness	Trainee Solicitor

SIGNED as a deed by Stuart Telford		) )	/s/ Stuart Telford

in the presence of:

Signature of witness	/s/ Eleanor Gill

Name of witness	Eleanor Gill

Address of witness	Travers Smith LLP

10 Snow Hill

London EC1A 2AL

Occupation of witness	Trainee Solicitor

[Signature page to Warranty Deed]

SIGNED as a deed by Janice Bennett		) )	/s/ Janice Bennett

in the presence of:

Signature of witness	/s/ Eleanor Gill

Name of witness	Eleanor Gill

Address of witness	Travers Smith LLP

10 Snow Hill

London EC1A 2AL

Occupation of witness	Trainee Solicitor

SIGNED as a deed by Andrew Blain		) )	/s/ Andrew Blain

in the presence of:

Signature of witness	/s/ Eleanor Gill

Name of witness	Eleanor Gill

Address of witness	Travers Smith LLP

10 Snow Hill

London EC1A 2AL

Occupation of witness	Trainee Solicitor

[Signature page to Warranty Deed]

SIGNED as a deed by Jochen Krumm		) )	/s/ Jochen Krumm

in the presence of:

Signature of witness	/s/ Tony Rosios

Name of witness	Tony Rosios

Address of witness

#####

#####

Occupation of witness	#####

[Signature page to Warranty Deed]